Exhibit 99.1
PRESS RELEASE
INX Announces First Quarter 2006 Results
HOUSTON—(BUSINESS WIRE)—May 4, 2006—INX Inc. (Nasdaq: INXI) today announced financial results for its first quarter ended March 31, 2006.
James Long, INX’s Chairman and CEO, stated, “We were pleased with the company’s overall performance in the first quarter, which came in somewhat better than we had expected. The investments we have been making in new branch offices and sales staff are starting to have a positive impact, which resulted in higher revenue for the quarter than we had expected. We are particularly pleased with the performance of our services business. Total services revenue grew over 160% compared to the prior year period. Importantly, revenue from our NetSurant managed support services offering, which represents a key and growing differentiator for INX, grew by almost 200% compared to the prior year period.”
Long added, “From a profitability perspective, we were pleased to see our gross margins improve across both products and services during the first quarter. As we had previously disclosed, expenses related to our growth initiatives were expected to impact profitability for the quarter, which was the case. There is strong demand for IP communications solutions in the enterprise space and we believe that our recent expansion efforts have positioned us well to capitalize on this large market opportunity. The sequential increase in revenue and contract bookings during the quarter, as well as end-of-quarter backlog, all indicate that market demand is increasing, that our expansion efforts are working and that our overall business is strengthening.”
For the quarter ended March 31, 2006 compared to the same period in the prior year:
•	Total revenue increased 25% to $30.8 million.
•	Gross margin on total revenue increased to 17.6% compared to 14.8%.
•	Product revenue increased 16% to $26.8 million and gross margin on product sales increased to 16.5% compared to 14.4%.
•	Services revenue increased 163% to $4.0 million and gross margin on services revenue increased to 24.9% compared to 21.5%.
•	Continuing operations reflected a net loss of $524,000 compared to a net loss of $5.5 million. The prior year net results from continuing operations include a one-time, non-cash expense of $5.7 million related to the purchase of a minority interest in a former subsidiary.
•	The Company reported a net loss of $528,000, which compared to a net loss of $6.5 million.
OUTLOOK:
The following statements made by the Company are “forward-looking statements” and are subject to the Safe Harbor Statement set forth below.
We remain optimistic about the future demand for IP communications solutions. Our volume of bookings of new orders and contracts has been accelerating over the past several months, and the large NetSurant support services contract win we announced this morning substantially increases the backlog of expected future services revenues. We believe our efforts towards creating a national presence, along with increasing IP communications systems complexity, will result in growth opportunities for INX over the next several years. As we have previously communicated, our long-term goal is to improve profitability at a faster rate than the growth of revenue. However, we made the decision earlier this year to make strategic investments that increased operating costs in order to better position INX to take advantage of what we believe will be a large, long-term market opportunity. From a products and services perspective we are introducing new offerings, such as a strengthened network security practice area and custom IP communications products that we believe have the potential to provide a higher margin revenue source. From a vertical market perspective, we are investing in our federal government business unit because we expect strong future demand in this area. Finally, from an overall infrastructure perspective, we are expanding our presence in the markets we added with the three acquisitions we completed in the past 12 months, we are opening additional branch offices in other new markets, and we are hiring additional experienced sales and management personnel. These investments have begun to have a positive impact on revenue; however, we expect most of the revenue growth from these investments to be realized over the upcoming six to nine months.
For the balance of 2006, we expect continued revenue growth. We expect services revenue to continue to grow at a more rapid rate than product revenue, due in part to growing demand for our NetSurant managed support services and our other professional services. For the second quarter, we expect total revenue in the range of $34 million to $35 million. Because of our continuing investment in infrastructure, we expect to generate a net loss in the second quarter as we did in the first quarter. The revenue growth we expect in the second half of 2006 should result in an improving profitability picture in the second half of the year.
CONFERENCE CALL:
An investor conference call will be held by the Company today, May 4, 2006, starting at 4:45 p.m. Eastern Daylight Time to discuss the results and the Company’s outlook for the future, as well as provide an opportunity to answer investors’ questions in a public format. The call is expected to last approximately 60 minutes.
James Long, Chairman and Chief Executive Officer; Mark Hilz, President and Chief Operating Officer; and Brian Fontana, Chief Financial Officer, will be on the call to discuss the quarter’s results and answer investors’ questions.
To access the conference call within the U.S., dial 800-895-1549. For international/toll access, dial 785-424-1057. The conference call will begin promptly at 4:45 p.m. Eastern Daylight Time. Investors wishing to participate should call the telephone number at least five minutes prior to that time.
Beginning approximately one hour after the end of the conference call and ending on June 5, 2006, a replay of the conference call will be accessible by calling either 888-566-0184 from within the U.S., or 402-351-0788 for international/toll access. The replay of the conference call will also be available by the following morning, and until June 5, 2006, for listening via the Internet from the Company’s web site at www.inxi.com/webcasts/Q106.call.
Additional investor information can be accessed on the INX Web site at www.inxi.com or by calling 713-795-2525.

SAFE HARBOR STATEMENT:
The statements contained in this document and during the related conference call that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. We do not have contracts in hand that will generate the revenue that we expect for the current and future quarters for which we attempt to predict future events in the Outlook section of this press release above. The actual results of the future events described in the forward-looking statements in this press release and related conference call could differ materially from those stated in the forward-looking statements due to numerous factors, including:
•	Whether the Company obtains anticipated contracts and other business, the timing of obtaining same, and the profitability of such contracts and business.
•	Market and economic conditions, including capital expenditures by enterprises for communications products and services.
•	The Company’s ability to attract and retain key management, sales and technical staff.
•	Risks associated with the Company’s entry into new markets.
•	The Company’s ability to obtain sufficient volumes of products for resale and maintain its relationship with its key supplier, Cisco Systems, Inc.
•	The continuance of, and the Company’s ability to qualify for, sales incentive programs from its key supplier.
•	The Company’s ability to finance its business operations.
•	The Company’s ability to identify suitable acquisition candidates and successfully integrate acquired companies, and the risk of unexpected liabilities or loss of customers and other unforeseeable risks associated with making acquisitions.
•	Unexpected losses related to customer credit risk.
•	Uncertainties related to rapid changes in the information and communications technology industries.
•	The Company’s ability to sell its Valerent business unit as it expects.
•	Catastrophic events.
•	Other risks and uncertainties set forth from time to time in the Company’s public statements and its most recent Annual Report filed with the SEC on Form 10-K for 2005, which the Company makes available on its web site in PDF format at www.inxi.com/Information/sec.asp,
Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company’s past results of operations are not necessarily indicative of its operating results for any future periods. All information in this press release is as of May 4, 2006, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.
ABOUT INX INC.:
INX Inc. (Nasdaq: INXI) is a network infrastructure professional services firm delivering best-of-class “Business Ready Networks” to enterprise organizations. INX offers a full suite of Advanced Technology solutions that support the entire life-cycle of IP Communications systems. Services include design, implementation and support of IP network infrastructure for enterprise organizations including routing and switching, IP Telephony, messaging, wireless, network storage and security. Operating in a highly focused manner provides a level of expertise that enables us to better compete in the markets we serve. Our customers for enterprise-level Cisco-centric advanced technology solutions include large enterprises organizations such as corporations, public schools as well as federal, state and local governmental agencies. Because we have significant experience implementing and supporting the critical technology building blocks of IP Telephony systems and other IP Communications advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com
CONTACT:
INX Inc., Houston
Brian Fontana, 713-795-2000
 or
PR Financial Marketing LLC
Investor Relations:
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com

INX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2006	2005
Revenue:
Products	$26,822	$23,153
Services	3,965	1,508

Total revenue	30,787	24,661

Cost of products and services:
Products	22,404	19,816
Services	2,976	1,184

Total cost of products and services	25,380	21,000

Gross profit	5,407	3,661
Selling, general and administrative expenses	5,845	9,010

Operating loss	(438)	(5,349)
Interest and other income (expense), net	(85)	(68)

Loss from continuing operations before income taxes	(523)	(5,417)
Income tax expense	1	121

Net loss from continuing operations	(524)	(5,538)
Loss from discontinued operations, net of income taxes	(4)	(970)

Net loss	$(528)	$(6,508)

Net loss per share:
Basic:
Loss from continuing operations	$(0.09)	$(1.06)
Loss from discontinued operations, net of income taxes	—	(0.19)

Net loss per share	$(0.09)	$(1.25)

Diluted:
Loss from continuing operations	$(0.09)	$(1.06)
Loss from discontinued operations, net of income taxes	—	(0.19)

Net loss per share	$(0.09)	$(1.25)

Shares used in computing net loss per share:
Basic and diluted	6,047,840	5,210,794

INX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,915	$2,597
Accounts receivable, net of allowance of $383 and $161	27,325	24,903
Inventory	1,260	79
Other current assets	837	881
Current assets of discontinued operations	1,307	2,564

Total current assets	33,644	31,024
Property and equipment, net of accumulated depreciation of $2,516 and $2,344	2,258	2,050
Goodwill	8,602	7,121
Intangible and other assets, net of accumulated amortization of $1,103 and $1,007	298	393
Noncurrent assets of discontinued operations	106	1,057

Total assets	$44,908	$41,645

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Notes payable and current portion of long-term debt	$849	$2,707
Accounts payable	19,670	13,825
Accrued expenses	4,228	3,696
Other current liabilities	309	468
Current liabilities of discontinued operations	1,415	2,936

Total current liabilities	26,471	23,632

Long-term liabilities of discontinued operations	—	7
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 15,000,000 shares authorized, 6,174,404 and 5,975,626 shares issued	62	60
Additional paid-in capital	28,503	27,546
Retained deficit	(10,128)	(9,600)

Total stockholders’ equity	18,437	18,006

Total liabilities and stockholders’ equity	$44,908	$41,645